Exhibit 99.1

GSI Technology Announces Pricing of $50 Million Registered Direct Offering of Common Stock and Pre-Funded Warrants

SUNNYVALE, Calif., October. 21, 2025 (GLOBE NEWSWIRE) – GSI Technology, Inc. (Nasdaq: GSIT) (“GSI Technology” or the “Company”), developer of the Gemini® Associative Processing Unit (APU) for AI and high-performance parallel computing (HPPC) and a leading provider of high-performance memory solutions for networking, telecommunications and military markets, today announced that it has entered into a securities purchase agreement with a single institutional investor providing for the purchase and sale in a registered direct offering of an aggregate of 1,508,462 shares of common stock at a purchase price of $10.00 per share and pre-funded warrants to purchase 3,491,538 shares of common stock at a purchase price of $9.99 per pre-funded warrant, which represents the per-share offering price for the common stock less the $0.01 per share exercise price for each such pre-funded warrant. The closing of the registered direct offering is expected to occur on or about October 22, 2025, subject to the satisfaction of customary closing conditions.

Needham & Company is acting as the sole placement agent for the registered direct offering.

The gross proceeds to the Company from the offering are expected to be approximately $50 million, before deducting placement agent commissions and other offering expenses payable by the Company. The Company intends to use the net proceeds from the offering, together with its existing cash and cash equivalents, for general corporate purposes, including development of the Company’s APU product line.

This offering is being made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-272985) which was declared effective by the Securities and Exchange Commission (the “SEC”) on July 19, 2023. The offering of these securities is being made only by means of a prospectus supplement and accompanying base prospectus. A prospectus supplement and the accompanying base prospectus relating to and describing the terms of the registered direct offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Electronic copies of the prospectus supplement and the accompanying base prospectus may also be obtained, when available, from Needham & Company at 250 Park Avenue, 10th Floor, New York, NY 10177, Attn: Prospectus Department, prospectus@needhamco.com or by telephone at (800) 903-3268.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

ABOUT GSI TECHNOLOGY

GSI Technology is at the forefront of the AI revolution with our groundbreaking APU technology, designed for unparalleled efficiency in billion-item database searches and high-performance computing. GSI Technology’s innovations, Gemini-I® and Gemini-II®, offer scalable, low-power, high-capacity computing solutions that redefine edge computing capabilities. GSI Technology is not just advancing technology; we're shaping a smarter, faster, and more efficient future.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation, statements regarding our expectations regarding the completion and timing of the offering, the satisfaction of customary closing conditions related to the offering, the proceeds that we expect to receive from the offering and the intended use of proceeds from the offering. These forward-looking statements involve risks and uncertainties.  Forward-looking statements are identified by words such as “anticipates,” “believes,” “expects,” “intends,” “may,” “will,” and other similar expressions.  In addition, any statements which refer to expectations, projections, or other characterizations of future events or circumstances are forward-looking statements.  Actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including those associated with fluctuations in our operating results; our historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; global public health crises that reduce economic activity; the rapidly evolving markets for our products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of our products; the challenges of rapid growth followed by periods of contraction; intensive competition; the continued availability of government funding opportunities; delays or unanticipated costs that may be encountered in the development of new products based on our in-place associative computing technology and the establishment of new markets and customer and partner relationships for the sale of such products; and delays or unexpected challenges related to the establishment of customer relationships and orders for our radiation-hardened and tolerant SRAM products. Many of these risks are currently amplified by and will continue to be amplified by, or in the future may be amplified by, economic and geopolitical conditions, such as changing interest rates, worldwide inflationary pressures, policy unpredictability, the imposition of tariffs and other trade barriers, military conflicts and declines in the global economic environment. These risks are discussed in more detail in our most recently-filed Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our other reports filed from time to time with the SEC. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release, and we undertake no obligation to update these forward-looking statements, except as required by law. You are urged to review carefully and consider our various disclosures in this press release and in our reports publicly disclosed or filed with the SEC that attempt to advise you of the risks and factors that may affect our business.

Contacts:

Investor Relations:
Hayden IR
Kim Rogers
385-831-7337
kim@haydenir.com

Media Relations:
Finn Partners for GSI Technology
Ricca Silverio
415-348-2724
gsi@finnpartners.com

Company:
GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802